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                                                                   EXHIBIT 10.21




                           MASTER PURCHASE AGREEMENT



                        CONFIDENTIAL TREATMENT REQUESTED



PRIVILEGED and CONFIDENTIAL


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                                                                   I3S, INC.
                                                                         MPA





                            MASTER PURCHASE AGREEMENT

                                     BETWEEN

                                    I3S, INC.

                                       AND

                              NORTEL NETWORKS INC.














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                                                                    I3S, INC.
                                                                          MPA


                                TABLE OF CONTENTS




ARTICLES:

Article 1 -  Definitions

Article 2 -  Scope of Agreement

Article 3 -  Placement of Orders

Article 4 -  Price and Payment

Article 5 -  Shipment, Title and Risk of Loss

Article 6 -  Testing, Turnover and Acceptance

Article 7 -  Order Cancellation

Article 8 -  Warranty

Article 9 -  Nortel's Additional Obligations

Article 10 - Software License

Article 11 - Liability for Bodily Injury, Property Damage and Patent
             Infringement

Article 12 - Remedies and Limitation of Liability

Article 13 - Term and Termination

Article 14 - Confidentiality

Article 15 - Miscellaneous



EXHIBITS:

Exhibit A -  Product Annexes Including Lists of Product and Prices


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                                                                       I3S, INC.
                                                                             MPA

                            MASTER PURCHASE AGREEMENT

This Master Purchase Agreement ("Agreement"), effective as of the 15th day of July, 1999, is entered into by and between I3S, INC. (hereinafter "Company "), a Texas corporation with offices located at 1440 Corporate Drive, Irving, Texas 75038 and Nortel Networks Inc. (hereinafter "Nortel"), a Delaware corporation with offices located at 2350 Lakeside Boulevard, Richardson, Texas 75082-4399.

WHEREAS, Company is engaged in providing communication services and products, and providing and maintaining public and private communication networks; and

WHEREAS, Nortel, in conjunction with Nortel Affiliates, is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the communication services, products and networks of Company; and

WHEREAS, Company wishes to be able to purchase and/or license various products and services for delivery and installation in the United States from Nortel, which Company intends to use for its own internal use and not for resale or as stock in trade, and Nortel is willing to sell and/or license such products to Company, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa, and words of gender shall be held to include the other gender as the context requires.

     1.1 "Acceptance" shall mean that either (i) Company has indicated that an ordered Product is operating substantially in accordance with the applicable Specification; or (ii) an ordered Product has been deemed to be accepted pursuant to criteria set forth in Article 6.

     1.2 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by Company.

     1.3 "Bay Products" shall mean the Products listed in Attachment 1 to this Agreement or as may be subsequently identified as data transmission products designed, manufactured or sold by the Bay Networks division of Nortel Networks.


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                                                                       I3S, INC.
                                                                             MPA

     1.4 "Building Block(s)" shall mean those Software files provided by Nortel with Modifiable Software that are manipulatable or which may be created by Company with such Modifiable Software and which can be used, created or manipulated by Company to create Applications.

     1.5 "Confidential Information" shall mean all information, including without limitation, specifications, drawings, documentation, know-how and pricing information, of every kind or description which may be disclosed by one party to the other party in connection with this Agreement; provided that, the disclosing party shall clearly mark all such information disclosed in writing as the confidential or proprietary property of the disclosing party and, in the case of oral disclosure, the disclosing party shall identify the confidential or proprietary nature of any such information at the time of such oral disclosure and shall provide a written summary (labeled as confidential or proprietary) of the orally disclosed information to the recipient within fifteen (15) business days following such disclosure.

     1.6 "Customer" shall mean entities to whom Company provides communication services as a result of Company's internal use of the Products.

     1.7 "Customer Information" or "CI" shall mean the information provided by Company to Nortel in order for Nortel to engineer and/or provide the components of Systems.

     1.8 "Documentation" shall mean the documents which Nortel generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time.

     1.9 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date first identified above.

     1.10 "Extension" shall mean Hardware and/or Software which is engineered by Nortel and added to an Initial System after the Turnover Date of the Initial System.

     1.11 "Hardware" shall mean, individually and collectively, the Nortel equipment listed in the Product Annexes of Exhibit A, and shall be deemed to include any equipment which Nortel adds to its generally available Hardware price lists or so identifies to Company in a Quotation.

     1.12 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart
Z), the Resource Conservation and Recovery Act (15 USC Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC
Section 9601, et


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                                                                       I3S, INC.
                                                                             MPA

seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the location to which the Product is shipped by Nortel.

     1.13 "Initial System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which Nortel identifies as a System and which is initially engineered by Nortel and installed at a specific Installation Site.

     1.14 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

     1.15 "Licensed Software" shall mean the Software which Company has licensed pursuant to this Agreement.

     1.16 "Merchandise" shall mean any Hardware or other parts or components which are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel as part of the price of that Merchandise.

     1.17 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel in its applicable Documentation, which Company may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

     1.18 "Non-Licensed Software" shall mean Software for which Company has not yet obtained a license nor paid applicable right to use fees, but which Software may be included with Software loads delivered to Company hereunder.

     1.19 "Nortel Affiliate" shall mean Nortel's parent corporation, Nortel Networks Corporation and any corporation controlled directly or indirectly by Nortel Networks Corporation through the ownership or control of shares or other securities in such corporation.

     1.20 "Nortel Networks Products" shall mean telephony or data transmission Products manufactured, designed, and sold by Nortel Networks.

     1.21 "Order" shall mean a numerically controlled purchase authorization document issued by Company to Nortel specifying the types and quantities of Products and Services to be furnished by Nortel.

     1.22 "Product(s)" shall mean, individually and collectively, Bay Products and Nortel Networks Products Hardware, Software, and Documentation.

     1.23 "Product Annex" shall mean, with respect to a specific Product, additional or modified terms and conditions as set forth in Exhibit A, inclusive of but not limited to


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                                                                       I3S, INC.
                                                                             MPA

those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

     1.24 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel to Company for the supply of any Products or Services pursuant to this Agreement.

     1.25 "Service(s)" shall mean, individually and collectively, any of the services set forth in this Agreement that Company may acquire from Nortel, such as but not limited to maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Service with respect to Products and installation, and consulting.

     1.26 "Services Software" shall mean that Software and related documentation made available by Nortel which may be used by Company for estimation, planning or information purposes.

     1.27 "Ship Date" shall mean the date as agreed to by the parties, on which a Product ordered by Company is shipped from Nortel's facility or, in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System; however, Ship Date shall not mean the date on which Non-Licensed Software is activated.

     1.28 "Software" shall mean (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel, (b) reside in Product memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions; and (ii) documentation associated with such computer programs, which may be furnished by Nortel to Company from time to time, including both Licensed Software and Non-Licensed Software, but in no event shall Software include source code.

     1.29 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

     1.30 "Specifications" shall mean with respect to any Product the specifications and/or practices set forth in Nortel Networks Practices ("NTPs") or similar documents published by Nortel which Nortel identifies as the standard performance specifications and practices for such Product.

     1.31 "Statement of Work" shall mean a document that describes the scope, activities, schedule, prices, deliverables (including, but not limited to, any drawings, specifications, reports, designs, and test results to be prepared or produced by Nortel Networks) related to, and/or any additional terms and conditions pertaining to, such Customized Service(s) as may, from time to time, be mutually agreed to in writing by Company and Nortel Networks pursuant to this Agreement.


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                                                                             MPA



     1.32 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an Initial System and its Extensions, if any.

     1.33 "Third Party Hardware" shall mean any hardware not of Nortel's manufacture which shall be deemed to include any such hardware which Nortel adds to its generally available Third Party Hardware price lists or so identifies to Company in a Quotation.

     1.34 "Third Party Software" shall mean any Software not owned by Nortel which is included within Licensed Software or Non-Licensed Software.

     1.35 "Turnover" shall mean, with respect to any System installed by Nortel, that Nortel has completed its standard manufacturing test procedures, as applicable, and that the System is ready for acceptance testing by Company.

     1.36 "Turnover Date" shall mean, with respect to any Product installed by Nortel hereunder, the date on which Nortel provides a notice of Turnover to Company.

ARTICLE 2. SCOPE OF AGREEMENT

     2.1 This Agreement sets forth the terms and conditions under which Company may order Products and/or Services from Nortel. Company may use the Products itself, including use to provide services to others, subject to the terms and conditions of this Agreement. Company expressly represents that it is buying Products for its own internal use and does not intend to resell the Products. All Products shall be delivered and installed in the United States.

     2.2 To the extent any terms and conditions set forth in this Agreement are inapplicable to a Product, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex.

     2.3 If specified in a Product Annex as a requirement, Company shall, fifteen (15) days prior to each calendar quarter, submit to Nortel a consolidated non-binding forecast of Products that Company anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in such forecast.

     2.4 All references to prices, charges, fees or other amounts herein shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language.


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                                                                       I3S, INC.
                                                                             MPA
ARTICLE 3. PLACEMENT OF ORDERS

     3.1 To order Products and/or Services, Company shall submit to such person as Nortel shall designate, an Order which shall at a minimum specify the following, if applicable:

          (i) the types and quantities of Products and Services to be furnished by Nortel;

          (ii) the applicable prices, charges and fees with respect to such Products and Services;

          (iii) the location or facility to which the Products are to be delivered;

          (iv) the incorporation by reference of this Agreement;

          (v)  the Installation Site, if known;

          (vi) the requested Ship Date and Turnover Date of the System; and

          (vii) any other information required under this Agreement to be included in an Order.

     3.2 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by Company and accepted by Nortel in writing within fifteen (15) days after receipt of the Order. In the event that Nortel fails to provide its acceptance of an Order in writing within such fifteen (15) day period, such Order shall be deemed to be accepted; subject to Section 3.3. Nortel shall have the right to reject any Order, or the applicable portion of such Order, placed hereunder where Company has a separate agreement with Nortel for the provision of the Products or Services requested in such Order or the Order is otherwise not in accordance with this Agreement.

     3.3 All Orders issued by Company pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order; provided that such Order is accepted or deemed accepted by Nortel. Additional or conflicting terms and conditions set forth in or otherwise incorporated into Orders issued by Company, or in any prior Quotations, acknowledgments or other related documentation issued by any party, shall be considered null and void and shall have no force or effect. Any additional or conflicting terms and conditions set forth in or otherwise incorporated into an Order shall, upon express acceptance of the same in writing by Nortel, and for such Order only, supersede the terms and conditions contained in this Agreement, including all Exhibits attached hereto, which are in conflict, but only to the extent of such conflict.

     3.4 Company may at any time request additions, alterations, deductions or deviations to an Order, subject to the condition that such changes and any adjustments resulting from such changes, including, but not limited to, schedules and prices, shall be


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                                                                       I3S, INC.
                                                                             MPA

mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company acknowledges that a premium charge may be applied by Nortel should Nortel agree to process a Change Order outside of its standard Order processing cycle for a Product or in the event that a Change Order requires an additional amount of work (such as engineering) to be undertaken to comply with such changes.

     3.5 If Company desires to receive a budgetary or firm Quotation from Nortel for a Product or Service, Company shall submit such request in writing to Nortel's Director, Commercial Marketing, or such other person as designated by Nortel. The request for Quotation shall include the information listed in
Section 3.1, as applicable.

     3.6 Nortel shall respond in writing to requests for budgetary Quotations and requests for firm Quotations. Unless otherwise specified in the firm Quotation, such firm Quotation shall be valid for ninety (90) days from the date of such Quotation. Budgetary Quotations shall be provided for information and planning purposes only and shall not be considered to be a final or firm statement binding on either party. The Quotations shall include the following information:

          (i)  Budgetary Quotations
               (a)  preliminary Hardware and Software lists;
               (b)  the estimated charges for the Products;
               (c)  the estimated charges for Services requested; and
               (d)  any other information requested by Company.

          (ii) Firm Quotations
               (a) the price to be paid by Company for the Products, after applying the applicable discounts, if any;
               (b)  fixed charges for Services requested;
               (c)  complete Hardware and Software lists and project schedules;
                    and
               (d)  any other information requested by Company.

     3.7 The Ship Date shall be based on Nortel's standard intervals for the applicable Product; however, the parties shall always mutually agree on the Ship Date and take into consideration any unique aspect of the applicable project.

     3.8 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties.


ARTICLE 4. PRICE AND PAYMENT

     4.1 Nortel shall charge Company for each Product and/or Service ordered by Company in accordance with the prices set forth in each accepted Order, which prices shall be based upon prices identified in one of (i) a Product Annex; (ii) a Firm Quotation;


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                                                                       I3S, INC.
                                                                             MPA

(iii) Nortel's then current prices; or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing.

     4.2 Upon thirty (30) days prior written notice to Company, Nortel Networks reserves the right to change its discount practices, discounts, policies, programs and Services descriptions at any time. However, prices listed in Order Acknowledgments for Company's corresponding Orders remain firm and would be unaffected by the proposed change. Notwithstanding the foregoing, where Company has executed a firm commitment to purchase certain Products at stated discount levels, the discounts applicable to such Products covered under the commitment shall remain firm for the Initial Term.

     4.3 For all Orders, Nortel shall invoice Company for Products and Services as follows, unless otherwise agreed to in writing:

          (i) for Systems, whether or not installation has been ordered from Nortel, one hundred percent (100%) of the price for such System(s) (including Products and Services related thereto which are included in the price) on the Ship Date;

          (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the price on the Ship Date; and

          (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Services following completion of performance, except for recurring support Services which shall be billed quarterly in advance unless otherwise agreed. Some Services may be subject to monthly invoicing as set out in a Product Annex or separate Services agreement. To the extent such Services are to be invoiced differently than set out in this paragraph (iii), such differences shall be set forth in the applicable Product Annex or separate Services agreement and such provisions shall take precedence.

     4.4 Each invoice shall be paid in full within thirty (30) days after the date of such invoice. In the event that Company does not pay an invoice in full within such thirty (30) day period, then Nortel may charge Company interest on the outstanding portion of such invoice, from day thirty one (31) forward, at the rate of one and one half percent (1.5%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, Company agrees to pay all collection costs and reasonable legal fees incurred by Nortel as a result of late payment or non-payment by Company.


ARTICLE 5. SHIPMENT, TITLE AND RISK OF LOSS


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                                                                             MPA

     5.1 Prior to the Ship Date, Company shall have the right to reschedule any pending Orders; provided that (i) a minimum period of notice prior to such Ship Date is given to Nortel by Company in accordance with the applicable Product Annex; and (ii) the new Ship Date is within ninety (90) days of the original Ship Date. However, each Order may only be rescheduled once. Company shall reimburse Nortel for any storage fees, insurance and demurrage costs incurred with respect to such rescheduled Orders.

     5.2 Risk of loss and damage to Products shall pass to Company upon delivery to the loading dock at the Installation Site or other delivery location specified by Company in an Order. Company shall keep such Products fully insured for the total amount then due Nortel for such Products. Company shall pay transportation charges, including insurance, associated with the shipment of Products; provided however, that if the parties agree, Nortel shall prepay transportation charges, and insurance for delivery of Products to the Installation Site or other delivery location or other designated receiving point as specified in an Order. The charges therefor shall be invoiced by Nortel and paid by Company to Nortel in accordance with Article 4 above.

     5.3 Good title to Hardware furnished hereunder, free and clear of all liens and encumbrances, shall vest in Company upon full payment to Nortel of the total amount payable by Company for such Hardware and any related Licensed Software or Services ("Total Fee") furnished by Nortel in connection with such Hardware. Prior to payment of the Total Fee for the Products and Services in an Order, Company shall not sell or lease the Hardware, or allow any liens or encumbrances to attach to the Hardware or Software, or remove the Hardware or Software from the Installation Site without the prior written consent of Nortel, such consent not to be unreasonably withheld.

     5.4 If Company notifies Nortel prior to a Ship Date that Company does not wish to receive such Products on the Ship Date, or the Installation Site or other delivery location is not prepared in sufficient time for Nortel to make delivery in accordance with such date, or Company fails to take delivery of any portion of the Products in an Order when shipped, Nortel may place the applicable Products in storage. In that event, Company shall be liable for all additional costs thereby incurred by Nortel. Delivery by Nortel of any Products to a storage location as provided above shall be deemed to constitute delivery of the Products to Company for purposes of this Agreement, including, without limitation, provisions for payment, invoicing, passage of risk of loss, and commencement of the warranty period.

     5.5 Until the Total Fee is paid, Company grants to Nortel and/or its agents a purchase money security interest in the Products in an Order and their proceeds or such other similar protection as may be available in the applicable jurisdiction. Company shall cooperate with Nortel in preserving and perfecting Nortel's security interest in the Products and Company shall promptly (i) execute and deliver to Nortel such financing statements as Nortel may require; and (ii) execute and deliver to Nortel such other agreements, documents and instruments as Nortel may require to perfect and maintain the


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                                                                             MPA

validity, effectiveness and priority of the security interest created or intended to be created by this Agreement.

     5.5.1 Company authorizes Nortel to file one or more financing or continuation statements and amendments thereto, relating to all or any part of the Products in an Order without signature of the Company where permitted by law. A carbon, photographic or other reproduction of any financing statement covering the Products or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement.

     5.6. Company shall provide Nortel or its subcontractors with access to its Installation Sites or other Company facilities during the times specified by Nortel and as are reasonably necessary for Nortel to perform its obligations hereunder. Nortel shall comply with Company's reasonable site and security regulations of which Nortel is informed by Company.

     5.6.1 All sites at which the Products shall be delivered or installed shall be prepared by Company in accordance with Nortel's standards, including, without limitation, environmental requirements. Prior to and during installation, Company shall ensure the timely and adequate delivery, installation and functioning of the electrical and communications connections and other environmental requirements, including but not limited to, HVAC systems specified in Nortel's instructions, Specifications, Documentation or in a Product Annex.

     5.6.2 Company shall provide reasonable working space and facilities, including heat, light, ventilation, telephones, electrical current, waste removal and other necessary utilities, for use by Nortel personnel performing installation or other Services, and adequate secure storage space, if required by Nortel, for Products and materials. Company shall also provide adequate security against theft, damage or other loss for the Products while on Company's Installation Site or other delivery location specified by Company.

     5.6.3 Company shall obtain all necessary governmental permits applicable to Company in connection with the installation, operation, and maintenance of Products furnished hereunder, excluding any applicable permits required in the normal course of Nortel's doing business. Any information which Nortel reasonably requests from Company and which is necessary for Nortel to properly install or maintain the Products shall be provided by Company to Nortel in a timely fashion and in a form reasonably specified by Nortel.

ARTICLE 6. TESTING, TURNOVER AND ACCEPTANCE

     6.1 If installation Services are ordered by Company, Nortel shall, upon completion of such installation, test the Products in accordance with Nortel's Turnover procedures to verify that such Products function substantially in accordance with the applicable Specifications. Upon completion of such verification, Nortel shall provide to




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                                                                             MPA

Company a written notice of Turnover. Company shall be permitted an opportunity to have an appropriately qualified individual in attendance to observe the performance of such tests, however, the absence of such Company individual for any reason shall not invalidate the tests nor be a reason for Company to withhold Acceptance.

     6.2 Within ten (10) business days after the Turnover Date, Company shall either accept the Product in writing by execution of a notice of Acceptance, or notify Nortel in writing, specifying in reasonable detail those particulars in which, in Company's opinion, the Product is not in material conformance with the Specifications. If Acceptance does not occur within such ten (10) days after the Turnover Date and Company has not indicated to Nortel in writing its basis for not accepting such Product, then Acceptance shall be deemed to have occurred.

     6.3 If Nortel does not install Products furnished hereunder, Nortel shall, prior to delivery of the Products, perform such factory tests as Nortel determines to be appropriate in order to confirm that such Products perform substantially in accordance with the applicable Specifications. Company shall be deemed to have accepted the Products based upon such tests and Acceptance shall be deemed to have occurred upon the Ship Date. In the event that Company or any other entity intends to perform installation of Products, (except for installation of Products which are not permitted to be installed other than by Nortel, as specified in the applicable Product Annex or Documentation) Company or such entity may be required to complete prerequisite training or certification prior to Company being allowed to install such Products.

     6.4 In the event that Company is utilizing any Product in a revenue-generating capacity, Acceptance shall be deemed to have occurred without limitation or restriction, upon the date of placement of such Product into revenue-generating service.

     6.5 Products, such as Merchandise, which are purchased separately from a System, shall be deemed accepted upon the Ship Date. Services which are purchased separately from a Product shall be deemed to be accepted upon completion of such Services or upon specific milestones as may be identified in a Product Annex.

     6.6 Company shall not unreasonably withhold Acceptance. Nortel shall correct any deficiencies identified by Company in the manner described in this Article whereby such Products do not materially conform to the Specifications. When Nortel has corrected such deficiencies, Company shall accept the Products in writing. Company's failure to either accept or provide notice of non-conformance within the timeframe from the Turnover Date, as prescribed in
Section 6.2, shall constitute Acceptance of the Products.

     6.7 Following Acceptance of Products, Company shall execute Nortel's Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever.




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     6.8  Acceptance shall not be withheld or postponed due to:

          (i) Deficiencies of such Products resulting from causes not attributable to Nortel, such as, but not limited to (a) material change or inaccuracy of Customer Information, (b) inadequacy or deficiencies of any materials, information, facilities or services provided directly or indirectly by Company and tested in conjunction with the applicable Products, or spurious outputs from adjacent material, or (c) other conditions external to the Products which are beyond the limits specified by Nortel in the Specifications for the Products; or

          (ii) Minor deficiencies or shortages with respect to such Products which are attributable, in whole or in part, to Nortel, but of a nature that do not prevent operation of the Products in revenue-generating service.

     6.9 With respect to any deficiencies of the type described in Section 6.8(i), Nortel shall at Company's request and expense assist Company in the elimination or minimization of any such deficiencies. With respect to any deficiencies or shortages as described in Section 6.8(ii), Nortel shall, at Nortel's expense, correct any such deficiencies or shortages within thirty (30) days of the date of Acceptance or as otherwise agreed by the parties.

     6.10 In the event that Company notifies Nortel of non-acceptance of a Product and Nortel personnel travels to the Installation Site to remedy such non-acceptance and determines that non-acceptance is due to a deficiency of the type described in Section 6.8(i), Nortel will invoice Company for Nortel's investigation of the matter, consisting of the standard labor rate for Nortel's personnel who travel to the Installation Site and the reasonable travel and living expenses incurred by such personnel.

ARTICLE 7. ORDER CANCELLATION

     7.1 If, prior to the Ship Date, Company cancels all or any part of an Order, Company shall pay to Nortel a cancellation charge for the Products or each item of Third Party Hardware or Third Party Software that has been canceled in accordance with the schedule set forth in the applicable Product Annex.

     7.2 Orders for Products that have been shipped may not be canceled. Furthermore, Orders for Products which Nortel customizes in accordance with a specific Company request may not be canceled.

ARTICLE 8. WARRANTY

     8.1 Nortel warrants that for a period of twelve (12) months from the Ship Date of a System, the Hardware contained in such System under normal use and service will be free from defective material and faulty workmanship and shall comply with the


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                                                                         MPA

applicable Specifications. The warranty period for Merchandise shall be ninety
(90) days from the Ship Date of such Merchandise. The foregoing warranties shall not apply to items normally consumed during operation of a System such as, but not limited to, lamps and fuses.

     8.2 Nortel warrants that any installation Services performed by Nortel with respect to a System will be free from defects in workmanship for a period of twelve (12) months from the completion date of such Services.

     8.3 Nortel warrants that any Licensed Software shall function during the warranty period of the Hardware with respect to which such Licensed Software is furnished without any material, service-affecting, non-conformance to the applicable Specifications. Licensed Software that is delivered separately from Hardware is warranted for a period of twelve (12) months from the applicable Ship Date. If the Licensed Software fails to so function, Company's exclusive remedy and Nortel's sole obligation under this warranty is for Nortel to correct such failure through, at Nortel's option, the replacement or modification of the Licensed Software or such other actions as Nortel reasonably determines to be appropriate, all within a reasonable time having regard to all of the circumstances and failing which the parties agree to negotiate a commercially reasonable solution. Any modification to the Software not performed by Nortel, other than with respect to Modifiable Software, shall void this warranty.

     8.4 If Hardware is not free from defects in material or workmanship and fails to comply with the applicable Specifications during the warranty period, Nortel will repair, replace or modify at its sole option the defective Hardware so that it substantially complies with the applicable Specifications. The warranty service shall be performed at the Installation Site or Nortel's facility as determined by Nortel. If Nortel is unable to repair or modify the defective Hardware within a reasonable period of time so that such Hardware conforms to the applicable Specification, Nortel shall replace the defective Hardware with Hardware that conforms to such Specifications. Replacement Hardware may be new or reconditioned at Nortel's option. Nortel's sole obligation and Company's exclusive remedy under the warranty provisions of this Article with respect to Hardware and installation Services shall be limited to repair, modification or replacement of the defective Hardware or correction of the defective installation Services.

     8.5 Notwithstanding the foregoing, the warranty period of Hardware which has been subject to repair or replacement by Nortel shall commence upon the Ship Date of the repaired or replacement Hardware to Company and shall expire on the later of ninety (90) days or the last day of the original warranty period with respect to the Hardware which was repaired or replaced. The warranty period of Licensed Software which has been corrected, due to a material, service-affecting non-conformance found in such Licensed Software, shall expire on the later of ninety (90) days from the Ship Date of the corrected Licensed Software to Company or the last day of the original warranty period with respect to such Licensed Software.


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                                                                             MPA

     8.6 Nortel warrants that its Products shall comply in all material aspects with all applicable laws and regulations known to Nortel, which are in force on the date of acceptance of the applicable Order therefor, which laws or regulations directly impose obligations upon any manufacturer, seller or, if applicable, installer of such Products.

     8.7  The performance by Nortel of any of its obligations described in this
Article 8 shall not extend the applicable warranty period.

     8.8 The warranties set forth in this Article shall not apply to any Products where the defect or non-conformance is due to (i) accident, fire, explosion, power failure, power surge or other power irregularity, lightning, alteration, abuse, misuse or repair not performed by Nortel; (ii) improper storage; (iii) failure to comply with all applicable environmental requirements for the Products as specified by Nortel or any other applicable supplier, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with the Products, provided that such service was not performed by Nortel or on Nortel's behalf; (v) use in conjunction with an incompatible product or a product not purchased under this Agreement; (vi) any error, act or omission by anyone other than Nortel; or (vii) where written notice of the defect has not been given to Nortel within the applicable warranty period. The warranties set forth in this Article shall not apply to (i) Non-Licensed Software for which the applicable right to use fees have not been paid; or (ii) Third Party Software or Third Party Hardware, provided however that Nortel shall assign to Company (to the extent of Nortel's right to do so) the warranty rights granted to Nortel by the appropriate vendor of such Third Party Software or Third Party Hardware.

     8.9 Unless Nortel elects to repair or replace defective Hardware at Company's facility, all Hardware to be repaired or replaced, whether in or out of warranty, shall be de-installed and packed by Company in accordance with Nortel's instructions. Nortel shall use reasonable efforts to ship repaired or replacement Hardware within thirty (30) days of receipt of the defective Hardware. To facilitate the processing of the defective Hardware returned hereunder, Nortel may ship replacement Hardware prior to Nortel receiving the defective Hardware. In the event that Company fails to return defective Hardware and Nortel has shipped such replacement Hardware, Nortel shall invoice Company at Nortel's applicable then-current prices for such replacement Hardware, thirty
(30) days after the Ship Date of such replacement Hardware. If mutually agreed, Nortel will make repairs on-site at Nortel's then-current charge for such repairs.

     8.10 If the Hardware returned to Nortel pursuant to Section 8.9 is determined by Nortel to be beyond repair and is outside the warranty period, Nortel shall notify Company and if requested Nortel shall sell Company replacement Hardware at Nortel's then-current prices for such replacement Hardware.

     8.11 Company shall bear risk of loss or damage and shall pay for all transportation charges for Hardware returned to Nortel, and Nortel shall bear risk of loss or damage and pay for transportation charges for repaired or replacement Hardware


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                                                                         MPA

shipped to Company. Title to returned Hardware shall pass to Nortel upon receipt. Title to replacement Hardware shall pass to Company upon receipt.

     8.12 Nortel and Nortel's vendors of Third Party Hardware and Third Party Software, as appropriate, shall not have any responsibility to Customers for warranties offered by Company to such Customers and Company hereby indemnifies and holds harmless Nortel and Nortel's vendors, as appropriate, from any claims, damages or liabilities arising out of, or relating to, any warranties offered by Company to such Customers.

     8.13 THE WARRANTIES, CONDITIONS AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES, OBLIGATIONS OR CONDITIONS OF NORTEL WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE COMPANY'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT THAT SUCH WARRANTIES OR CONDITIONS ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS, OF ANY NATURE WHATSOEVER ARISING OUT OF NORTEL'S BREACH OF WARRANTY OR CONDITION.

ARTICLE 9. NORTEL'S ADDITIONAL OBLIGATIONS

     9.1 Nortel shall make training available to representatives of Company with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel's then current prices and at Nortel's facilities, subject to course and class availability.

     9.2 Upon request, Nortel shall provide Company with copies of its then current training catalogue. Upon the request of Company, Nortel shall provide to Company such training as Company requests, at a time and place mutually agreed upon and at the prices to be quoted for such training. The cancellation fees set forth in the training catalogues shall apply.

     9.3 Nortel shall include its standard Documentation package, if any, with each shipment of Products. Nortel shall make the Documentation available on its choice of media, which may include CD-ROM or other electronic media. Nortel shall provide Company with any other Documentation that is ordered at its then-current prices therefor. Documentation provided via Nortel's CD-ROM media may be printed and copied and Documentation provided in paper format may be copied, to the extent such Documentation so provides, and only to the extent such printing or copying is necessary


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                                                                         MPA

for the operation and maintenance of the Products to which the Documentation pertains. However, Company may not press or burn any copies of CD-ROM discs.

     9.4 During the Term of this Agreement, Company may acquire various support Services from Nortel in connection with the Products that Company acquires from Nortel under this Agreement. These Services may include, but are not limited to the following: technical assistance Services, installation Services, Hardware maintenance Services, Software maintenance Services and parts repair and replacement Services.

ARTICLE 10. SOFTWARE LICENSE

Nortel Networks Products' Software

     10.1 Company acknowledges that the Software may contain programs which have been supplied by, and are proprietary to, Third Party Software vendors. In addition to the terms and conditions herein, Company shall abide by any additional terms and conditions specified in a Product Annex with respect to any Software provided by any Third Party Software vendor.

     10.2 Upon Company's payment to Nortel of the applicable fees with respect to any Software furnished to Company pursuant to this Agreement, Nortel hereby grants to Company, subject to the applicable terms and conditions of this
Article 10, a personal, non-exclusive, right and license to use the Licensed Software furnished to Company, but only in conjunction with Company's use of the Hardware or the Documentation with respect to which such Licensed Software was furnished. The duration of such right to use shall last (i) with respect to Licensed Software furnished in connection with Hardware, for the life of that Hardware as it may be repaired or modified, and (ii) with respect to Licensed Software furnished in connection with Documentation, for the duration of Company's right to use the Documentation. Company shall be granted no title or ownership rights to the Software, which rights shall remain in Nortel or its suppliers.

     10.3 As a condition precedent to this license and to the supply of Software by Nortel pursuant to this Agreement, Nortel requires Company to give proper assurances to Nortel for the protection of the Software. Accordingly, all Software supplied by Nortel under or in implementation of this Agreement shall be treated by Company as the exclusive property, and as proprietary and a trade secret, of Nortel and/or its suppliers, as appropriate, and Company shall: (i) hold the Software, including, without limitation, any methods or concepts utilized therein in confidence for the benefit of Nortel and/or its suppliers, as appropriate; (ii) not provide or make the Software available to any person except to its employees on a `need to know' basis and then only under confidentiality obligations; (iii) not reproduce, copy, or modify the Software in whole or in part except as authorized by Nortel; (iv) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the Software; (v) issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy Company's



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                                                                             MPA

obligations under this license; and (vi) forthwith return to Nortel, or with Nortel's consent destroy (a) upon termination of the license for any reason, or
(b) upon receipt of replacement, modified, or updated Software, any magnetic tape, disc, semiconductor device or other memory device or system memory and/or Documentation or other material regarding such Software, including, but not limited to all printed material furnished by Nortel to Company.

     10.4 The obligations of Company hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to Company.

     10.5 Nortel may issue updates to the Software from time to time, and upon Company's payment of applicable right to use fees, if any, shall license such updates to Company. The right to use fees for such updates do not include the price of any associated Hardware that may be required to use such updates.

     10.6 Neither Company nor any successor to Company's title in the applicable Hardware shall have the right to (i) assign this license as to the applicable Licensed Software to any other person who acquires legal title to such Hardware; or (ii) sublicense the rights herein granted as to such Licensed Software to any other person who subsequently acquires the right to use such Hardware, unless agreed to in writing by both Nortel and Company. Such consent shall not be unreasonably withheld, delayed or conditioned and is subject to the provisions of Section 15.4.1 hereafter.

     10.7 Company shall indemnify and hold Nortel and its suppliers, as appropriate, harmless from any loss or damage resulting from a breach of this
Article 10. The obligations of Company under this Article 10 shall survive the termination of the Agreement and shall continue if the Software is removed from service.

Non-Licensed Software


     10.8 Certain Software delivered by Nortel may include Non-Licensed Software. Non-Licensed Software includes (i) any Software for which the applicable right to use fees have not been paid; and (ii) Software for which a periodic right to use fee has expired and the applicable additional periodic right to use fees have not been paid. Company shall submit to Nortel an Order for any Non-Licensed Software that Company desires to license or renew.

     10.9 When Non-Licensed Software is placed into service, the applicable right to use fees shall be payable. Company shall also have the option to pay the applicable right to use fees for any Non-Licensed Software upon installation of a Software load containing such Non-Licensed Software.

     10.10 To ensure Company's proper activation and/or usage of only the appropriate Software, Company shall complete the appropriate form designated by Nortel


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                                                                       I3S, INC.
                                                                             MPA

prior to the activation and/or usage by Company of any Non-Licensed Software. Company shall identify all Software desired to be activated and/or used (including the number of lines or other units activated, if applicable) in each System and shall transmit such form to Nortel.

     10.11 Nortel shall promptly review any form submitted pursuant to Section
10.10 and respond in writing, identifying whether (i) any applicable prerequisite Hardware or Software is required by Company prior to activation and/or usage of the applicable Software; or (ii) whether the use of such Software requires Nortel to determine whether the current System configuration will require additional elements, such as Hardware, other hardware and/or System memory, prior to activation and/or usage; or (iii) whether Company can use such Software without the addition of any additional Hardware or Software.

     10.12 Nortel reserves the right to access by remote polling any site in which Software has been installed to determine which Software has been activated. Such polling shall be done so as not to unreasonably interfere with Company's use of the Products.

     10.13 Nortel shall issue invoices to Company, in addition to those amounts previously invoiced, for amounts found to be payable as a result of Company's activation and/or usage of any Software which Nortel determines as a result of the remote polling of a site and for which Company has not previously paid the appropriate right to use fees.

     10.14 The warranty period for Software activated later than the original Ship Date of the Software load shall be for the same period as such original Software load and shall not be extended to provide for an additional period of warranty based upon the date individual features or units are activated and/or utilized by Company or the date Company pays any applicable right to use fees.

Modifiable Software


     10.15.1 Notwithstanding anything to the contrary above, and subject to the provisions of Section 15.4.1 hereafter, upon payment to Nortel of the applicable fees, Nortel hereby grants to Company, subject to the applicable terms and conditions of this Article 10, a personal, non-transferable, non-assignable and non-exclusive right and license to modify Licensed Software which Nortel identifies as Modifiable Software. Upon the modification or creation of any Applications, or the modification or creation of any Building Blocks, Nortel shall have no obligations with regard to warranty under Article 8 or indemnity under Article 11 for such Applications or Building Blocks.

     10.15.2 Nothing contained in Sections 10.16.1 through 10.16.5 shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Software other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel does not in any way transfer any right,


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                                                                       I3S, INC.
                                                                             MPA

title or interest in or to the Software or any element constituting a portion thereof to Company, other than the right of Company to modify or create Building Blocks and Applications.

     10.15.3 For any Building Blocks and Applications created solely by Company, and for all Company-modified portions of the Nortel-provided Building Blocks with respect to such modified portion only, Company shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications, Building Blocks or portions thereof and shall have the right to file for or otherwise secure and protect such rights. For all such Company created Applications or Building Blocks or modified portions of Building Blocks, the parties shall, on a case by case basis, negotiate in good faith to determine whether Company may desire to license any such Applications or Building Blocks to Nortel.

     10.15.4 For any Applications created solely by Nortel, and for the Nortel-provided Building Blocks, Nortel shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications or Building Blocks and shall have the right to file for or otherwise secure and protect such rights. For all such Nortel Applications or Building Blocks, Company may license any such additional Nortel Products upon Nortel making such software generally available to its customers.

     10.15.5 In the event that Company and Nortel intend to jointly create Applications or Building Blocks, the parties shall mutually agree as to applicable terms and conditions.

Services Software

     10.16.1 With respect to Services Software, Company shall: (i) utilize such Services Software and the results thereof solely for the purposes described in
Section 1.24; and (ii) comply with additional terms, if any, applicable to such Services Software as specified in a Product Annex. Nortel may, at any time and without liability or obligation to Company, modify the Services Software, any computer equipment of Nortel or suppliers used in connection with such Services Software, and identification codes, manuals or other information or Documentation used in connection with the Services Software.

     10.16.2 SERVICES SOFTWARE IS PROVIDED AS IS AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS THAT MAY BE OBTAINED BY USING SERVICES SOFTWARE. COMPANY ASSUMES SOLE RESPONSIBILITY FOR THE SELECTION OF THE SERVICES

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                                                                       I3S, INC.
                                                                             MPA

SOFTWARE TO ACHIEVE COMPANY'S INTENDED RESULTS, AND FOR THE INSTALLATION, USE, AND RESULTS OBTAINED FROM THE SERVICES SOFTWARE. IN NO EVENT SHALL NORTEL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS, OF ANY NATURE WHATSOEVER ARISING OUT OF COMPANY'S USE OF SERVICES SOFTWARE.


Bay Products Software

     10.17 Notwithstanding the foregoing, with respect to Bay Products Software, Company may purchase for its internal use, Software licenses and accompanying documentation to Bay Products Software by placing Orders under this Agreement. Company's right to use the Bay Products Software is subject to the "shrink-wrap" license agreement with the Software and in its accompanying documentation shipped by Nortel Networks to Company ("License Agreement").

     10.18 In addition to the terms in Sections 10.3, 10.6 and 10.7, which shall be applicable to Bay Products Software, Company may not, translate, decompile, disassemble, use for any competitive analysis, or reverse engineer the Bay Products Software or its documentation, in any way. Company agrees to not translate any portion of the Software or associated documentation into any other format or foreign language without the prior written consent of Nortel Networks. In no event will Company grant the U.S. Government rights in any Bay Products Software greater than those set out in subparagraphs (a) through (d) of the Commercial Computer Software - Restricted Rights clause at FAR 52.227-19 and the limitations for civilian agencies set out the License Agreement; and subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 for agencies of the Department of Defense.


ARTICLE 11. LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT INFRINGEMENT

     11.1 A party hereto shall defend the other party against any suit, claim, or proceeding brought against the other party for direct damages due to bodily injuries (including death) or damage to tangible property which allegedly result from the negligence or willful misconduct of the defending party in the performance of this Agreement. The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such damages awarded or resulting from any such suit, claim or proceeding.

     11.2 Nortel shall defend Company against any suit, claim or proceeding brought against Company alleging that the sale to, or use by Company of, any Products, excluding Third Party Hardware or Third Party Software, furnished hereunder infringes any patent, trademark or copyright ("Infringement Claim"). Nortel shall pay, subject to


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                                                                       I3S, INC.
                                                                             MPA

Section 11.3 below, all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware or Third Party Software, Nortel shall assign any rights with respect to infringement of patents granted to Nortel by the supplier of such items to the extent of Nortel's right to do so.

     11.3 Nortel's cumulative liability, pursuant to this Article 11, other than
Section 11.1, and including its costs and expenses incurred in satisfying its obligations set forth below, shall not exceed one hundred percent (100%) of the purchase price of the Products giving rise to the Infringement Claim.

     11.4 Nortel shall have no liability, in respect of any Infringement Claim based on the use of a Product in the event that such Product: (i) is manufactured, designed or supplied by Nortel in accordance with any design or any special instruction furnished by Company; (ii) is used by Company in a manner or for a purpose not contemplated or authorized by this Agreement; (iii) is used by Company in combination with other products not provided by Nortel, including, without limitation, any software developed solely by Company through the permitted use of Products furnished hereunder, provided that the Infringement Claim arises from such combination or the use thereof; or (iv) is modified by Company where such modification is not authorized by Nortel. In the excepted cases stated above, Company shall indemnify and hold Nortel harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, reasonable attorneys' fees, which may be incurred by Nortel with respect to any suit, claim, or proceeding described in this
Section 11.5.

     11.5 A party shall not be liable for any damages awarded based on the other party's willful, knowing, or deliberate infringement of a patent, copyright, trade secret, trademark, or other proprietary right where such infringement results in a pecuniary damage award; and the infringing party shall indemnify the non-infringing party with respect to such claim.

     11.6 Nortel may provide Company with notice of an actual or potential Infringement Claim. Nortel shall consult with Company regarding the Infringement Claim and the course of action to be pursued as a result thereof. In the event that the parties fail to agree on a satisfactory course of action for dealing with the matter, Company may either:

          (i) return to Nortel the affected portion of the Product(s) in return for a refund of the depreciated value (as carried on the books of Company) of the Product(s) so returned; or

          (ii) continue to use the Product(s) at Company's own risk.

     11.7 Nortel shall not be liable for, and Company shall indemnify Nortel in respect of any Infringement Claim(s) where Nortel has provided notice to Company of


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                                                                       I3S, INC.
                                                                             MPA

the Infringement Claim(s) and Company elects to continue its use of the Product(s) covered by the Infringement Claim.

     11.8 If as a result of an Infringement Claim, other than those contemplated in Section 11.6(i) and 11.6(ii) above, an injunction is obtained against Company's use of any Product, Nortel shall, at Nortel's option:

          (i) procure for Company the right to continue using the alleged infringing Product(s);

          (ii) replace or modify the same with equivalent or better Product(s) so that Company's use is non-infringing; or

          (iii) accept return of the affected portion of the Product(s) and refund to Company the depreciated value (as carried on the books of Company) of the Product(s) so returned.

     11.9 The defense of any claim which is predominantly covered by the provisions of this Agreement shall be controlled by the party upon whom the majority of the ultimate liability is likely to be imposed. Such controlling party shall give the other party a reasonable opportunity to participate in negotiation or defense of the claim so that such other Party may reasonably protect its own interests. Neither Party shall be liable for any settlement obligation incurred without its written consent.

     11.10 Company shall waive any and all claims that Company may have against Nortel that Company may have due to any use by Company of Modifiable Software and any modification Company may have made to a Product as a result of such use. Further, Company shall be responsible for any additional hardware, software or services required as a result of such use.

     11.11 THE REMEDIES SET FORTH IN THIS ARTICLE 11 ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS INCLUDING CLAIMS DIRECTED TO THE INFRINGEMENT OF PATENTS, COPYRIGHT, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER, ARISING FROM SUCH INFRINGEMENT CLAIMS AND/OR RELATED MATTERS, OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

ARTICLE 12.   REMEDIES AND LIMITATION OF LIABILITY

     12.1 Nortel shall have the right to suspend its performance, upon written notice to Company, and forthwith remove and take possession of all Products that shall have


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                                                                       I3S, INC.
                                                                             MPA

been delivered to Company, if, prior to payment to Nortel of any amounts due pursuant to this Agreement with respect to such Products, Company shall (i) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors; (ii) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement; or (iii) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

     12.2 In the event of any material breach of this Agreement which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to avail itself of any and all remedies available at law or equity, except as otherwise limited in this Agreement; provided, however, that nothing contained in this Section 12.2 or elsewhere in this Agreement shall make either party liable for any indirect, incidental, punitive, special, or consequential damages of any nature whatsoever for any breach of this Agreement whether the claims for such damages arise in tort (including negligence regardless of degree of fault), contract, or otherwise.

     12.3 Nortel shall not be liable for any additional costs, expenses, losses or damages resulting from errors, acts or omissions of Company, including, but not limited to, inaccuracy, incompleteness or untimeliness in the provision of information by Company to Nortel or fulfillment by Company of any of its obligations under this Agreement. Company shall pay Nortel the amount of any such costs, expenses, losses or damage incurred by Nortel.

     12.4 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by Company of any prices, charges, fees or other amounts payable hereunder may be brought by Nortel at any time permitted by applicable law, and Nortel may suspend performance of any of its obligations hereunder until all such payments are made.

ARTICLE 13. TERM AND TERMINATION

     13.1 This Agreement will be in effect from the Effective Date for a period of five (5) years (the "Original Term"). Thereafter, this Agreement shall automatically renew for one (1) year terms (each, a "Renewal Period" and collectively and together with the Original Term, the "Term"), unless either party provides the other party with written


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







                                                                   I3S, INC.
                                                                         MPA

notice of its intent not to renew at least sixty (60) days prior to the end of the Original Term or any Renewal Period.

     13.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not capable of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged defaulting within such thirty (30) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. A default shall include:

          (i) a party's insolvency or initiation of bankruptcy or receivership proceedings by or against a party or the execution of an assignment for the benefit of creditors; or

          (ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due.

     13.3 The expiration or termination of this Agreement for any cause shall not release either party from:

          (i) any obligations and duties remaining under any Order accepted by Nortel prior to such expiration or termination;

          (ii) any liability which at the time of expiration or termination has already accrued to the other party, or, which thereafter may accrue in respect to any event prior to expiration or termination; or

          (iii) any liability from any obligation specified in Section 15.18 below to survive expiration or termination.

ARTICLE 14. CONFIDENTIALITY

     14.1 Each party which receives the other party's Confidential Information shall use reasonable care to hold such Confidential Information in confidence and not disclose such Confidential Information to anyone other than to its employees and employees of a Nortel Affiliate, as applicable, with a need to know. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information.


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







                                                                   I3S, INC.
                                                                         MPA

     14.2 Company shall take reasonable care to use Nortel's Confidential Information only for study, operating, or maintenance purposes in connection with Company's use of Products furnished by Nortel pursuant to this Agreement.

     14.3 Notwithstanding the foregoing, either party shall be free to use that portion of the Confidential Information which may be retained in intangible form by those employees who have had access to the Confidential Information, for any purpose, including use in the development, manufacture, marketing and maintenance of its products and services. The marketing of any product or service, including the dissemination of supporting documentation, which inherently discloses the disclosing party's Confidential Information shall not be deemed a breach by the recipient of such obligations; provided however, that ownership of the Confidential Information and all intellectual property rights to such Confidential Information remain with the disclosing party.

     14.4 The obligations of either party pursuant to this Article 14 shall not extend to any Confidential Information which a recipient can demonstrate through written documentation was already known to the recipient prior to its disclosure to the recipient and without confidential obligations was known or generally available to the public at the time of disclosure to the recipient, becomes known or generally available to the public (other than by act of the recipient) subsequent to its disclosure to the recipient, is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so and without similar confidentiality obligations, is independently developed by recipient, or is required to be disclosed by subpoena or other process of law, provided that the recipient shall notify the disclosing party promptly of any such subpoena or other process of law requiring disclosure.

ARTICLE 15. MISCELLANEOUS

     15.1 Publicity - A party shall not release any advertising or other publicity relating to this Agreement or the contents hereof wherein such other party may reasonably be identified without the prior written approval of the other party. In addition, each party shall take reasonable precautions to keep the existence and the contents of this Agreement confidential so long as this Agreement remains in effect and for a period of five (5) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law.

          15.1.1 In the event that the Company completes an initial public offering of its common stock, this Agreement will be considered to be a material contract which may be required to be disclosed. Nortel Networks understands that this Agreement may have to be filed with the Securities & Exchange Commission as part of any filing for an initial public offering. Company will notify Nortel Networks prior to any such filing and Company shall use their best efforts, to the extent permissible by the SEC, to protect Nortel Networks confidential information contained in this Agreement.


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







                                                                   I3S, INC.
                                                                         MPA



     15.2 Applicable Law - The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, except for its rules with regard to the conflict of laws.

     15.3 Effects of Headings - All headings used herein are for index and reference purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

     15.4.1 Assignment - Other than as explicitly stated below, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned. A change in control of Company occurs when ownership or control of more than fifty percent (50%) of the shares of the Company entitled to elect the board of directors changes during the Term of this Agreement, and this shall be deemed an assignment hereunder. In such instance, Nortel shall withhold consent only if control vests in a competitor of Nortel's as determined by Nortel in its sole discretion. Company's consent shall not be required for any assignment or transfer by Nortel (i) to any Nortel Affiliate of all or any part of this Agreement or of Nortel's rights hereunder; or (ii) to any third party of Nortel's right to receive any monies ("Receivables") which may become due to Nortel pursuant to this Agreement.

     15.4.2 Company hereby consents to the sale of Receivables by Nortel without the necessity for any further notice and without any qualification on such consent. Company grants permission for Nortel to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

     15.5 Subcontracting - Nortel may subcontract any of its obligations under this Agreement, but no such subcontract shall relieve Nortel of primary responsibility for performance of its obligations.

     15.6 Non-Waiver - The failure by either party hereto at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

     15.7 Relationship of the Parties - The provisions of this Agreement shall not be construed to establish any form of partnership, agency or joint venture of any kind between Nortel and Company, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with respect to


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                                                                    I3S, INC.
                                                                          MPA

its employees with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

     15.8 Force Majeure - If the performance by a party of any of its obligations under this Agreement shall be interfered with by reason of any circumstances beyond the reasonable control of that party, including without limitation, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, delays regarding zoning, easements or deed restrictions, any legal proceedings between parties unrelated to the parties hereto or labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, then that party shall be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance. With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel.

     15.9 Taxes - Company shall at Nortel's direction promptly reimburse Nortel or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, without limitation, penalties and interest, except for taxes computed upon the net income of Nortel. If Company provides Nortel with a certificate of exemption for the applicable taxes, in a timely manner, then Nortel shall not invoice Company for such taxes.

     15.10.1 Hazardous Materials - Prior to issuing any Order for Services to be performed at Company's facilities, Company shall identify and notify Nortel in writing of the existence of all Hazardous Materials which Nortel may encounter during the performance of such Services, including without limitation, any Hazardous Materials contained within any equipment to be removed by Nortel.

     15.10.2 If Company breaches its obligations pursuant to Section 15.10.1,
(i) Nortel may discontinue the performance of the applicable Services until all the Hazardous Materials have been removed or abated to Nortel's satisfaction by Company at Company's sole expense; and (ii) Company shall defend, indemnify and hold Nortel harmless from any and all damages, claims, losses, liabilities and expenses, including without limitation, attorney's fees, which arise out of Company's breach of such obligations.

     15.11 Notice - All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered (i) by hand; or
(ii) by facsimile transmission (confirming the same by mail); or (iii) by certified or next-day mail addressed as follows:


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
                                                                   I3S, INC.
                                                                         MPA


         If to Company:
         I3S, Inc.
         1440 Corporate Drive
         Dallas, Texas 75038
            Attention:  JIM PRICE, CHAIRMAN & CEO
            Facsimile:  972/650-7972

         If to Nortel:
            Nortel Networks Inc.
            2350 Lakeside Boulevard
            Richardson, Texas 75082-4399
            Attention:  Senior Manager, Contracts Mgmt & Negotiations
            Facsimile:  (972) 685-3284

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

     15.12 Information and Documentation - Company shall provide any information and/or documentation that Nortel reasonably requests from Company and that is necessary for Nortel to properly perform any of its obligations hereunder. Such information shall be provided in a form reasonably specified by Nortel by the dates specified by Nortel.

     15.13 Export - Company shall not export any Products or technical data received from Nortel pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such Products or technical data will be exported or transmitted to any country or to foreign nationals of any country, except in accordance with applicable U.S. laws and regulations concerning exporting and with written consent of Nortel. Company shall obtain all government authorizations, in accordance with applicable law prior to exporting or transmitting any such Products or technical data.

     15.14 Severability - If any provision of this Agreement is declared or determined to be invalid or unenforceable under applicable law, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

     15.15 Modification of Agreement - No addition to or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

     15.16 Regulatory Compliance - In the event of any change in the Specifications or Nortel's manufacturing or delivery processes for any Products as a result of the imposition of requirements by any government, Nortel may upon notice to Company,


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                                                                       I3S, INC.
                                                                             MPA

increase its prices, charges and fees to cover the added costs and expenses directly and indirectly incurred by Nortel as a result of such change.

     15.17 Entire Agreement - This Agreement, including the Exhibits and Annexes which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever. No Exhibits or Annexes modified or created subsequent to the execution of this Agreement shall be deemed to be incorporated into this Agreement unless mutually agreed in a writing and executed by a duly authorized representative of each party. Company hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth in this Agreement.

     15.18 Survivorship - Any terms of this Agreement, which by their nature are intended to survive, including but not limited to Articles 8, 10, 11, 12, 14 and 15 and Sections 4.4, 9.3 and 13.3, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

NORTEL NETWORKS INC.                                   I3S, INC.

By: /s/ JOE MANARAS                                    By: /s/ MATTHEW HUTCHINS
   ------------------------                               ----------------------
Name: Joe Manaras                                      Name: Matthew Hutchins
     ----------------------                                 --------------------
Title: VP - Counsel                                    Title: President
      ---------------------                                  -------------------
Date: 9-24-99                                          Date: 7-15-99
     ----------------------                                 --------------------


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                                                                       I3S, INC.
                                                               PRODUCT ANNEX A.1
                                                                    ATTACHMENT 1


                                    EXHIBIT A

                                PRODUCT ANNEX A.1

                                  BAY PRODUCTS


The supplemental terms and conditions provided below shall apply to Products provided by the Bay Networks division of Nortel Networks and shall take precedence over any conflicting terms and conditions specified, in the Sections noted below or elsewhere, in the Agreement.

ARTICLE 1, SECTION 1.5

With respect to the definition of "Confidential Information" the following shall apply:

"Diagnostics, Software and Software Documentation" shall be added to and included within the definition of "Confidential Information".

ARTICLE 1, SECTION 1.16

With regard to the definition of "Merchandise", the following shall apply:

     "For purposes of this Agreement, Bay Products shall be considered to be 'Merchandise'."

ARTICLE 1, SECTION 1.30

With regard to the definition of "Specifications" the following shall apply:

     "Company may provide Nortel Networks with written design specifications for new products to be developed for Company ("Company Specifications") by Nortel Networks. If Nortel Networks agrees to undertake the design project, it will accept or modify Company Specifications in writing, and in doing so, will undertake to design and manufacture those products in conformity with the Company Specifications or as revised in writing and mutually agreed to by the parties."

Article 2, Scope of the Agreement

With regard to the scope of the Agreement the following shall apply:

     2.1.1 During the Original Term, Company commits to purchase and/or license, as applicable, and take delivery of the Products and Services including, without limitation, those described in Attachment 1, Bay Products, or as otherwise described by Nortel Networks in a firm Quotation in the minimum dollar amount



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




                                                                       I3S, INC.
                                                               PRODUCT ANNEX A.1
                                                                    ATTACHMENT 1
         of **** **                                    (the "Commitment Amount")

         as more specifically described hereafter.

                 By Year End:              Dollar Volume of Nortel Orders:
                 ------------              ------------------------------
                 June 30, 2000                      *
                 June 30, 2001                      *
                 June 30, 2002                      *
                 June 30, 2003                      *
                 June 30, 2004                      *
                 Total:                             *

         Commitment Amount purchases shall include a) direct Orders by Company for Products and Services; and, b) indirect Orders for Products and Services listed in Attachment 1 or by Firm Quotation that 1) are from third parties, including Company's customers, who submit an Order ("Third Party Order"); and, 2) are from third parties who do not have a written contractual agreement with Nortel to purchase the Products listed on Attachment 1 as amended from time to time; and, 3) that Company has certified to the third party that they purchase the Products. In addition, the Commitment Amount purchases may also include orders from third parties for Products and Services which do not meet all of the above three criteria but where, in the sole discretion of Nortel Networks (which discretion shall be reasonably exercised), Nortel Networks determines that the Company was instrumental in securing a particular order on behalf of Nortel Networks. The prices, charges and fees for the Products shall be paid in accordance with
         Article 4 of the Agreement.


         2.1.2 In the event that Company does not satisfy each year's Commitment Amount set forth in Section 2.1.1. of this Product Annex A.1, upon the expiration of each year, Nortel shall invoice Company for, and Company shall pay to Nortel Networks, an amount equal to the price difference obtained by: (i) subtracting the total prices paid by Company for all Products purchased by Company during the respective year, excluding any and all Orders cancelled during the year pursuant to Article 7 of the Agreement, from that year's Commitment Amount to arrive at an annual shortfall amount ("Shortfall Amount"); and (ii) multiplying the annual Shortfall Amount by **** ** to arrive at the amount to be invoiced to Company ("Shortfall invoice"). Upon Nortel Networks sale of at least **** ** of its equity position in Company, the Shortfall Amount, if any, occurring thereafter shall be multiplied by **** ** to arrive at the amount to be included in the Shortfall Invoice. Company shall pay to Nortel Networks the entire invoiced amount within thirty (30) days after the date of the Shortfall Invoice.


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




                                                                       I3S, INC.
                                                               PRODUCT ANNEX A.1
                                                                    ATTACHMENT 1


               2.1.2.(a) In the event that Company has paid a Shortfall Invoice from a prior year, and in a subsequent year orders sufficient Products to satisfy both the current year's annual Commitment Amount and the prior year's Shortfall Amount, then Company shall earn a product credit equal to the amount of the Shortfall Invoice paid by Company. The product credit shall be applied to reduce the prices to be paid by Company for invoices applicable to Products purchased after the product credit is earned.

               2.1.2(b) In the event that Company exceeds its annual commitment amount in a given year ("Carryover Amount"), the succeeding year(s) commitment amount shall include any Carryover Amount plus additional purchases made during the year in determining if Company met its annual Commitment Amount for that year.

          2.1.3 During the Original Term, Company may purchase any of the Bay Products listed on Attachment 1 to this Product Annex A.1 or any other Products including Third Party Hardware or Third Party Software, listed in a Firm Quotation. Company shall pay the prices, charges and fees for each such Product listed in Attachment 1, or in a Firm Quotation or a then-current price list, subject to the application of the Product Group Discount for the respective Products listed in Attachment 1. Nortel Networks shall invoice Company the prices, charges and fees for each such Order after first deducting the applicable Product Group Discount from the List Price. If a Firm Quotation issued by Nortel Networks includes Products not listed in Attachment 1, Nortel Networks shall, as part of the Firm Quotation, identify the Product Group Discount or other discount to be applied to any Order submitted by Company.

ARTICLE 2, SECTION 2.3

With regard to the subject of forecasts, the following shall apply:

     Company shall submit a non-binding forecast to Nortel Networks, in accordance with Section 2.3 of the Agreement.

ARTICLE 2, SECTION 2.5

          With regard to the subject of exclusivity, the following paragraphs shall be added to the Agreement:

          2.5 In consideration of Nortel Networks pricing of its Products and Services as set forth and described in Attachment 1 or as otherwise provided in a Firm Quotation, Company shall use commercially reasonable efforts to utilize Nortel Networks as its Preferred Provider of any telecommunications or data equipment manufactured or offered for sale by Nortel Networks, and for network management and other professional services offered by Nortel Networks. For


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



                                                                       I3S, INC.
                                                               PRODUCT ANNEX A.1
                                                                    ATTACHMENT 1


          purposes of this Agreement, Preferred Provider shall mean that the Company will strive to utilize Nortel Networks equipment that 1) has the performance capability and other specifications required by Company in building its network and providing services to its customers; and 2) has performance and other specifications that are comparable to other companies that are manufacturing similar equipment; and, 3) is comparably priced to the products offered by other vendors.

ARTICLE 2, SECTION 2.6

          2.6 A Product or Design Project shall materially conform, or be in substantial compliance with Nortel Networks Specifications or Company Specifications when: a) the delivered Product meets ninety-five percent (95%) of Nortel Networks Specifications or Company's Specifications, as applicable; and, 2) where the deficiencies, if any, are minor deficiencies as described in Section 6.8.(ii) of the Agreement.

ARTICLE 3, Section 3.7

With regard to the subject of standard intervals for Bay Products the following shall apply:

          "The standard interval between Order acceptance and Ship Date for forecasted Bay Products is four (4) weeks. The Ship Date with respect to non-forecasted Bay Products shall be based upon standard intervals for the applicable Product, and shall be established and confirmed in the Order acknowledgement issued to Company."

ARTICLE 4, SECTION 4.2

With regard to the subject of pricing and discounts, Section 4.2 of the Agreement shall be deleted in its entirety and restated as follows:

          "Nortel Networks' prices for Bay Products and Services are those set out in Nortel Networks' then-current standard price list ("Price List"), less the applicable discount specified in Attachment 1 to this Product Annex A.1 or in a firm Quotation."

ARTICLE 4, SECTION 4.4, PARAGRAPH (i)

With respect to the subject of invoicing for annual fees for maintenance Services for Bay Products, the following shall apply:


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




                                                                       I3S, INC.
                                                                PRODUCT ANNEX AA
                                                                    ATTACHMENT 1

          "Annual maintenance Services provided by Nortel Networks with respect to Bay Products are subject to invoice and payment at the beginning of the annual maintenance term."

ARTICLE 5, SECTION 5.1

With respect to the subject of Order cancellation and the rescheduling of Ship Date(s) for Orders of Bay Products, the following shall apply:

          "Company may cancel or reschedule any order, without charge, by delivering written notice to Nortel Networks at least thirty (30) days prior to the Ship Date. Orders canceled by Company by delivery of written notice within thirty (30) days of a Ship Dates may be subject to a fifteen percent (15%) restocking charge by Nortel Networks. Company may not cancel or reschedule any Order, in whole or in part, less than fifteen (15) days prior to the corresponding Ship Date unless mutually agreed to by the parties."

ARTICLE 8, SECTION 8.1.1

With regard to the subject of Bay Products warranty, the following shall apply:

          "Third Party Software or Third Party Hardware shall be covered under the warranty for Bay Products, provided that the Products are included in the Price List. Products specified on the Price List as being sold "AS IS" shall have no warranty. Nortel Networks does not warrant that any item of Bay Products Software is error-free or that its use will be uninterrupted. Nortel Networks is not obligated to repair or remedy any Bay Products Software defect if such defect was remedied in a subsequent software release otherwise available to Company. In that event, Company may purchase the software release upgrade as the remedy for such defect.

ARTICLE 8, SECTION 8.3

Section 8.3 of the Agreement shall be deleted in its entirety and restated as follows:

          "8.3 Nortel Networks warrants that each item of Bay Products Software, as delivered or updated by Nortel Networks and properly installed and operated on the Hardware or other equipment it is originally licensed for, will function substantially as described in its then-current user documentation during its respective warranty period which begins on the Ship Date. If any item of Bay Products Software fails to so perform during its warranty period, as the sole remedy, Nortel Networks will at its discretion provide a suitable fix, patch or workaround for the problem, to be provided within three
          (3) months from the date of the first notice of defect. For specific Third Party Software included on the Price List which is distributed by Nortel Networks as a licensee of third parties,


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




                                                                       I3S, INC.
                                                               PRODUCT ANNEX A.1
                                                                    ATTACHMENT 1


          any such additional warranty terms offered by such third parties to end-users may apply and any such warranty may be assigned to Company pursuant to Section 8.8 of the Agreement."

               8.3.1 If requested by Company, Nortel Networks may design and develop a Product for Company's use based upon written Company Specifications or a Statement of Work outlining the various functions and scalability requirements of the equipment or software ("Design Project"). If Nortel Networks accepts the Design Project, it will undertake to design and manufacture the Product in conformity with such specifications and, upon delivery of the Product, Nortel Networks warranty set forth in Section 8.3 shall apply to such Product.

               8.3.2 If the Product delivered does not meet Company Specifications and Company so notifies Nortel, then within five
               (5) days of receipt of notice of defect, Nortel will advise Company whether Nortel Networks will accept a return of the defective Product at Nortel Networks' sole expense, or will attempt to repair or correct the defect, or will provide replacement Nortel Products. If the Product substantially complies with, or materially conforms to Company Specifications but otherwise fails to function as anticipated by Company, Nortel Networks reserves the right to invoice Company for its engineering and design costs incurred in manufacturing the Product to Company Specifications.

ARTICLE 10, SECTION 10.12

          With regard to the subject of remote polling, the following applies:

               The right to remote poll shall not apply to Bay Networks Products or Third Party Equipment.


ARTICLE 14, SECTION 14.3

Section 14.3 of the Agreement shall be inapplicable with respect to Bay Networks Products.


ARTICLE 15, SECTION 15.17

With regard to the subject of prior agreements, the following shall apply:

          "Company and Nortel recognize the existence of a Master Lease Agreement ("Lease Agreement") dated October 7, 1998 between Company and Bay Networks USA Inc. n/k/a Nortel Networks Inc. The Lease Agreement shall not


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



                                                                       I3S, INC.
                                                               PRODUCT ANNEX A.1
                                                                    ATTACHMENT 1

          be rescinded by the execution of this Agreement, but the Lease Agreement shall continue in full force and effect according to its terms. Except to the extent the terms of the Lease Agreement are inconsistent with this Agreement, the obligations of the parties shall be governed by this Agreement. The Commitment Amount described in
          Section 2.1.1 of this Product Annex A.1 is in addition to any Bay Products purchased and received by the Company prior to the date of this Agreement."


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